                                                                     Exhibit (i)

                                 Ropes & Gray
                              One Franklin Square
                               1301 K Street, NW
                                Suite 800 East
                             Washington, DC 20005


                 WRITER'S DIRECT DIAL NUMBER:  (202) 626-3925

                                August 23, 2001



Fifth Third Funds
3435 Stelzer Road
Columbus, Ohio  43219

Gentlemen:

     You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of the Fifth Third Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a post-effective amendment on Form N-1A (the "Post-Effective Amendment") to your Registration Statement as required by Section 10(a)(3) of the 1933 Act and the Rules thereunder and Section 8(b) of the 1940 Act and the rules thereunder. The purpose of this filing is to update disclosure with regard to each Fund of the Trust described in said Registration Statement (each a "Series").

     We have examined your Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of the Series have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

     The Fifth Third Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or

Fifth Third Funds
August 23, 2001
Page 2


having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment No. 40. We consent to the filing of this opinion with and as part of your Post-Effective Amendment No. 40.

                                             Sincerely,

                                             /s/ Ropes & Gray

                                             Ropes & Gray